Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower International Postpones Proposed Offering of $250 Million Senior Unsecured Notes

LIVONIA, Mich., September 16, 2014 — Tower International, Inc. (NYSE: TOWR), a leading global manufacturer of engineered automotive structural metal components and assemblies, today announced that it is postponing its previously announced proposed offering of $250 million of Senior Unsecured Notes due to less-favorable market conditions.

“We are interested in moving our capital structure to more fixed rate debt over time, but Tower has record liquidity this year and no pressing debt maturities, so we will be patient and disciplined in making such a change," said President and CEO Mark Malcolm.  "With the unfavorable move in market rates during the past week, the proper decision is to postpone.  We appreciate the positive feedback from present and prospective creditors during our roadshow, and we may come back if and when market conditions improve sufficiently.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the Notes and any related guarantees will be made only by means of a private offering memorandum.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results or conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to those factors listed under the caption "Risk Factors" included in Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 7, 2014. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.

Investor & Media Contact:

Derek Fiebig

(248) 675-6457

fiebig.derek@towerinternational.com